Exhibit 10.1
STRATEGIC MASTER SERVICES AGREEMENT
     THIS STRATEGIC MASTER SERVICES AGREEMENT (the “Agreement”) is made as of September 14, 2007 (the “Effective Date”) by and between Cato Research Ltd., a North Carolina corporation (“CATO RESEARCH”), and Sontra Medical Corporation, a Minnesota corporation (“CLIENT”). Each of CATO RESEARCH and CLIENT may be referred to herein separately as a “Party” and collectively as the “Parties.” As used in this Agreement, “Affiliates” means any corporation, firm, partnership, or other entity which is controlled by or is under common control with a Party. For the purpose of this definition, “control” shall mean the power to direct, or cause the direction of, the management and policies of an entity through the ownership of at least fifty percent (50%) of the voting share capital of such entity or any other comparable equity, by contract, or by ownership interest.
     WHEREAS, CLIENT is engaged in the evaluation and development of new biologics, pharmaceutical agents, medical devices and/or other life sciences technologies (collectively, “Products”); and
     WHEREAS, CATO RESEARCH is a contract research and development organization (“CRO”) providing a broad range of services for the evaluation, development and commercialization of Products (“CRO Services”); and
     WHEREAS, CLIENT wishes to hire CATO RESEARCH, and CATO RESEARCH wishes to be hired by CLIENT, to assist CLIENT with certain aspects of the evaluation and development of CLIENT’s Products as specified by CLIENT from time to time.
     NOW, THEREFORE, in consideration of the foregoing premises and the promises, benefits, rights, and obligations set forth below, the Parties agree as follows:
1. CRO Services. CATO RESEARCH shall provide CRO Services to CLIENT, as reasonably requested by CLIENT from time to time, in accordance with this Agreement.
2. Request for CRO Services.
     2.1 If CLIENT wants CATO RESEARCH to perform CRO Services, CLIENT shall provide CATO RESEARCH with sufficient information to enable CATO RESEARCH to understand the CRO Services being requested and time limitations or other constraints on the project. Within ten (10) business days of its receipt of this information, CATO RESEARCH shall determine in its sole discretion whether it wishes to perform the CRO Services requested by CLIENT and, if it wishes to perform such CRO Services, then CATO RESEARCH shall submit to CLIENT a written “Work Order Request” setting forth the CRO Service specifications and estimated fees and expenses. CLIENT shall have ten (10) business days from its receipt of the Work Order Request to review, approve, and return it to CATO RESEARCH. If CLIENT does not sign and return the Work Order Request to CATO RESEARCH within ten (10) business days, CATO RESEARCH shall not be obligated to perform the CRO Services described in the Work Order Request.
     2.2 If, from time to time, CATO RESEARCH considers information from CLIENT concerning requested CRO Services to be inadequate, or if CLIENT considers the CRO Service specifications, fees, expenses or other terms presented by CATO RESEARCH in a proposed Work Order Request to be unacceptable, then CLIENT and CATO RESEARCH shall use reasonable efforts to negotiate in good faith and in a timely manner to reach a mutually acceptable exchange of information and terms of the Work Order Request.

     2.3 Upon execution and delivery of a Work Order Request by authorized representatives of each of CATO RESEARCH and CLIENT, the Work Order Request shall become part of this Agreement and shall be known as a “Work Order.” In the event of a conflict between a Work Order and this Agreement, the terms of this Agreement shall control unless otherwise specifically stated in the Work Order.
     2.4 Unless otherwise notified by CLIENT, the Parties agree that CATO RESEARCH may assume that any officer of CLIENT signing a Work Order Request on behalf of CLIENT is authorized to do so.
3. Specification and Amendment of CRO Services.
     3.1 CATO RESEARCH shall use commercially reasonable efforts to perform CRO Services in accordance with the specifications, instructions, and guidelines in each Work Order and this Agreement in all material respects. The Parties shall work together in good faith to ensure that each Work Order clearly describes all methods, requirements, and obligations (other than those set forth in this Agreement) related to the CRO Services to be performed. In the event that a Work Order is unclear, ambiguous, or permits different understandings of the CRO Services to be performed, the Parties shall use good faith efforts to resolve such ambiguity.
     3.2 A Work Order may only be amended in writing with the signature of both Parties.
4. Compensation.
     4.1 CLIENT shall pay CATO RESEARCH for its CRO Services and expenses in accordance with its current rates on either a time and materials basis or in accordance with a fixed fee, as specified in the Work Order governing such CRO Services. For CRO Services provided to CLIENT on a time and materials basis, CATO RESEARCH shall apply a twenty-five percent (25%) strategic discount to the aggregate cost of such CRO Services as reflected on each monthly invoice for CRO Services during the term of this Agreement (the “Strategic Discount”). The Parties hereby acknowledge and agree that the Strategic Discount shall not be applied to CRO Services provided on a fixed fee basis during the term of this Agreement. For strategic business development purposes, CATO RESEARCH agrees to provide the initial eighty thousand dollars ($80,000) of CRO Services to CLIENT under this Agreement, on either a time and materials basis or a fixed fee basis, at no charge to CLIENT, CLIENT shall reimburse CATO RESEARCH for out-of-pocket expenses reasonably incurred and documented by CATO RESEARCH while performing CRO Services under this Agreement including, but not limited to, telephone, facsimile, messenger, postage and other communication costs, document copying and retrieval, on-site and off-site storage fees, computer research fees and filing fees, reasonable transportation, lodging, and meal expenses for travel to sites away from CATO RESEARCH’s office, and travel between CATO RESEARCH offices (collectively, “Expenses”). The Strategic Discount shall not be applied to Expenses. Travel time shall be billed as work time, with the understanding that, to the extent practical, CATO RESEARCH shall utilize travel time to perform CRO Services for CLIENT.
     4.2 All payments shall be sent to Cato Research Ltd., Attn: Finance, 4364 South Alston Avenue, Durham, NC 27713. CLIENT shall pay CATO RESEARCH for all CRO Service fees and Expenses within thirty (30) days of the date of CLIENT’s receipt of the invoice for such fees and Expenses. If CLIENT disputes the amount due, then CLIENT must notify CATO RESEARCH of such dispute by the payment due date. Both parties will act in good faith to promptly resolve such dispute. If all or any portion of an invoice remains unpaid thirty (30) days after the date of CLIENT’s receipt of the invoice, then CATO RESEARCH may assess an administration fee on the unpaid and undisputed amount of 0.75% per month from the date of the invoice until paid. CLIENT shall reimburse CATO RESEARCH on demand for all reasonable out-of-pocket costs and expenses CATO RESEARCH incurs in enforcing payment of an overdue invoice, including, without limitation, attorneys’ fees and expenses. Payments received from CLIENT by CATO RESEARCH on an overdue invoice shall be first applied to costs of collection, then to accrued administration fees, if any, and then to the unpaid balance of the invoice. If CLIENT has more than one overdue invoice, CATO RESEARCH may, in its discretion, allocate collection costs among the invoices and apply payments against the invoices.
     4.3 CATO RESEARCH may in its sole discretion suspend its performance of CRO Services if an undisputed invoice is one hundred twenty (120) days or more overdue and CATO RESEARCH may refrain from resuming performance of CRO Services until all overdue undisputed invoices have been paid in full.
     4.4 Except as otherwise set forth herein, any and all payments made hereunder are nonrefundable.
5. Term and Termination.
     5.1 The term of this Agreement shall be one (1) year from the Effective Date and the Agreement shall automatically renew for additional one (1) year terms unless, at least sixty (60) days before the expiration of any one (1) year term, a Party gives written notice to the other Party that it does not want to renew this Agreement; provided, however, that if the term of a Work Order extends beyond the term of this Agreement, then this Agreement will continue in effect until the completion or termination of such Work Order and all wind-down CRO Services related to such Work Order.
     5.2 Either Party may terminate a Work Order upon the other Party’s material default under this Agreement with respect to such Work Order, provided that the terminating Party has given the defaulting Party no less than thirty (30) days’ prior written notice of such default and the defaulting Party has not cured such default by the end of the notice period.
     5.3 Either party may terminate a Work Order at any time upon no less than forty-five (45) days’ prior written notice to the other party.
     5.4 Upon early termination of a Work Order, CLIENT shall pay CATO RESEARCH for all CRO Services rendered and Expenses incurred through the date of termination in accordance with Section 4 above. In the event of early termination, CATO RESEARCH’s compensation under fixed fee arrangements or for partially completed milestones shall be made on a time and materials basis in accordance with its current rates and CATO RESEARCH shall be paid for all CRO Services performed and Expenses incurred through the date of termination.
     5.5 If a Work Order is terminated by CATO RESEARCH pursuant to Section 5.2 or if CLIENT terminates a Work Order pursuant to Section 5.3, then, in addition to payments made under Section 5.4, CLIENT shall reimburse CATO RESEARCH for any and all non-cancelable obligations of CATO RESEARCH to third parties related to the terminated Work Order.
     5.6 Upon early termination of a Work Order, CATO RESEARCH shall inform CLIENT of the extent to which it expects work in progress to be completed as of the termination date and CATO RESEARCH shall (unless otherwise instructed by CLIENT) take steps to wind down work in progress in an orderly fashion. In addition to all other amounts payable to CATO RESEARCH, CLIENT shall pay CATO RESEARCH for such wind-down CRO Services on a time and materials basis at CATO RESEARCH’s current rates, less any applicable discount, for all reasonable and customary wind-down CRO Services performed and Expenses incurred by CATO RESEARCH. If CLIENT instructs CATO RESEARCH not to complete such wind-down CRO Services, CATO RESEARCH shall, upon notification of the termination of the Work Order, promptly cease providing CRO Services and incurring costs to the extent practicable. In any such event, CLIENT shall be deemed to have released CATO RESEARCH from all legal liability and to have covenanted not to sue CATO RESEARCH on any claims related to failure to perform and the failure to complete reasonable and customary wind-down CRO Services.
     5.7 In addition to termination of this Agreement under Sections 5.1-5.3, at any time CRO Services under all Work Orders have been completed and there is no request for CRO Services pending, either Party may terminate this Agreement by giving written notice of termination to the other Party.
     5.8 Upon early termination or expiration of a Work Order, CATO RESEARCH may return all files and other materials in its possession related to such Work Order to CLIENT at CLIENT’s reasonable expense.
     5.9 The remedies provided in Section 5.4 are not meant to limit any additional remedies, to the extent that they are not inconsistent with such Sections, available to a Party for breach of this Agreement by the other Party.
6. Location of CRO Services. CATO RESEARCH shall perform the CRO Services at CATO RESEARCH’s facilities or at such other places as are mutually agreed upon by CATO RESEARCH and CLIENT.
7. Confidential Information.
     7.1 For purposes of this Section, the Party disclosing Confidential Information is known as “Disclosing Party” and the Party receiving information is known as “Receiving Party.”
     7.2 “Confidential Information” of the Disclosing Party is defined as all disclosures by the Disclosing Party or its Affiliates, whether written or oral, including, but not limited to, Disclosing Party’s business plans, financial data, proprietary software, technology under development, and marketing information, and any information, software, or other materials created by Receiving Party using, reflecting or including any part of the Confidential Information. Disclosing Party shall mark all tangible embodiments of Confidential Information as such prior to providing it to Receiving Party. Confidential Information does not include information that, as evidenced by Receiving Party’s written records: (a) is in the public domain when Disclosing Party discloses it to Receiving Party; (b) enters the public domain after Disclosing Party’s disclosure to Receiving Party and without any fault of Receiving Party; (c) was known to Receiving Party prior to the disclosure by Disclosing Party, free of any obligation of confidence; (d) is independently developed by Receiving Party without reference to the Confidential Information; or (e) is communicated by a third party to Receiving Party free of any obligation of confidence.
     7.3 Receiving Party shall neither use nor reproduce Disclosing Party’s Confidential Information except as necessary for: (a) negotiations, discussions and consultations with the personnel or authorized representatives of Disclosing Party; or (b) for the purpose of performing its obligations under this Agreement. Upon completion of the obligations under this Agreement that use the Confidential Information, or upon termination of this Agreement, Receiving Party shall, when requested by Disclosing Party in writing, promptly return to Disclosing Party all of the Confidential Information provided by Disclosing Party, except that Receiving Party may retain one (1) copy solely for recordkeeping purposes.

     7.4 Receiving Party shall not disclose, without the prior written consent of Disclosing Party, any of Disclosing Party’s Confidential Information to any third party other than Receiving Party’s, and its Affiliates’, directors, officers, employees, agents and consultants, hospital authorities, Institutional Review Board members, clinical investigators, and others who must be involved in fulfilling Receiving Party’s obligations under this Agreement and who, in each case, (a) need to know such information for the purposes of performing such obligations and (b) are bound by obligations of confidentiality and non-use at least as restrictive as those set forth herein. Receiving Party shall take commercially reasonable steps to prevent the disclosure or use of any such Confidential Information by Receiving Party’s, and its Affiliates’, directors, officers, employees, agents or consultants except as provided in this Agreement.
     7.5 If any Disclosing Party Confidential Information is required to be disclosed by Receiving Party to any government or regulatory authority or court entitled by law to disclosure of the same, Receiving Party shall promptly notify Disclosing Party thereof, and Receiving Party shall cooperate with Disclosing Party so as to enable Disclosing Party to: (a) seek an appropriate protective order; (b) make the confidential nature of the Confidential Information known to such governmental or regulatory authority or court; and (c) make any applicable claim of confidentiality in respect of the Confidential Information.
     7.6 For purposes of this Agreement, the Parties hereby acknowledge and agree that, subject to the exceptions set forth in Section 7.1, this Agreement shall be considered CLIENT’s Confidential Information; provided, however, that either Party may disclose the terms of this Agreement to advisors, investors and others on a need-to-know basis under circumstances that reasonably ensure the confidentiality thereof.
     7.7 Receiving Party’s obligations under this Section 7 shall terminate with respect to any Confidential Information of Disclosing Party seven (7) years after the date of disclosure.
8. Protected Health Information. The Parties recognize that the Federal Health Insurance Portability and Accountability Act of 1996 and implementing regulations (“HIPAA”) require written confidentiality agreements to protect the privacy and security of protected health information (as defined under HIPAA) that may be acquired in the course of performing this Agreement. The parties agree to comply with HIPAA and other applicable laws and governmental regulations governing protected health information.
9. Ownership.
     9.1 CLIENT Proprietary Rights. CLIENT shall own all right, title, and interest in and to all data, information, improvements, discoveries, inventions, printed materials, and other works, products, and deliverables that CLIENT provides to CATO RESEARCH hereunder; as well as all right, title, and interest in and to all data, databases, records, reports, works, products, deliverables, information, improvements, discoveries or inventions that result, or are generated, from the CRO Services rendered by CATO RESEARCH to CLIENT hereunder (collectively, the “Materials”). CATO RESEARCH hereby assigns to CLIENT all of its copyright, trade secret, trademark, patent, and other propriety right in such Materials. CATO RESEARCH shall, at CLIENT’s request and expense, assist CLIENT or its nominees to obtain United States and foreign copyright registrations, trademarks, patents, and other legal protection for the Materials. CATO RESEARCH shall execute all papers and give all facts known to it that are necessary to secure such United States or foreign copyright registrations, trademarks, patents, or other legal protection for the Materials and to transfer to CLIENT all right, title, and interest in and to the Materials.

     9.2 CATO RESEARCH Proprietary Rights. Notwithstanding the foregoing, CLIENT acknowledges that within the scope of CATO RESEARCH’s business practice, CATO RESEARCH possesses certain inventions, processes, know-how, trade secrets, improvements, other intellectual properties and assets, including analytical methods, procedures and techniques, computer technical expertise and software, independently developed by CATO RESEARCH that are not related to CLIENT Proprietary Rights, including any of the foregoing developed during or incidental to performance of the CRO Services herein, which shall be deemed CATO RESEARCH Proprietary Rights (collectively, “CATO RESEARCH Proprietary Rights”). CLIENT and CATO RESEARCH agree that any of CATO RESEARCH’s Proprietary Rights which are used, improved or modified by CATO RESEARCH under or during the term of this Agreement shall be deemed CATO RESEARCH Proprietary Rights. CLIENT hereby assigns to CATO RESEARCH all of its copyright, trade secret, trademark, patent, and other rights in such CATO RESEARCH Proprietary Rights.
10. Representations and Warranties.
     10.1 CATO RESEARCH represents and warrants that it has the experience, capability, personnel and resources necessary to perform CRO Services under this Agreement in a commercially reasonable manner. CATO RESEARCH shall be deemed to make this representation and warranty each time it executes a Work Order Request.
     10.2 CLIENT represents and warrants that it has the ability to comply with and perform all financial obligations under this Agreement. CLIENT shall be deemed to make this representation and warranty each time it executes a Work Order Request.
     10.3 Each Party represents and warrants that (a) it has the corporate power and authority to enter into and perform its obligations under this Agreement and any Work Order; and (b) entering into and performing this Agreement and any Work Order will not conflict with or result in a violation of any of the terms or provisions, or constitute a default under any of its organizational documents, any mortgage, indenture, lease, contract or other agreement or instrument binding upon it or by which any of its properties are bound, or any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to it or its properties. Each Party shall be deemed to make this representation and warranty upon entering into this Agreement and each time it executes a Work Order Request.
11. Cato Research Personnel.
     11.1 CATO RESEARCH is responsible for all aspects of the labor relations of its personnel including, but not limited to, wages, benefits, discipline, hiring, firing, promotions, pay raises, overtime, and job assignments. CLIENT shall have no power or authority in these areas. CATO RESEARCH agrees to pay all contributions and taxes imposed by any federal or state governmental authority with respect to or measured by wages, salaries, or other compensation paid by CATO RESEARCH to persons employed by CATO RESEARCH.
     11.2 CLIENT understands that the performance of CRO Services requires special skills, training and experience. CLIENT further understands that CATO RESEARCH has expended considerable sums to train its personnel to perform the CRO Services requested by CLIENT from time to time under this Agreement, given them access to experienced and highly skilled practitioners at CATO RESEARCH to enable such personnel to acquire new skills and develop existing skills, and provided its personnel with opportunities to gain valuable experience in performing CRO Services. When CATO RESEARCH loses a member of its personnel, it incurs significant expenses in hiring and training his or her replacement. Accordingly, during the term of this Agreement and for a period of one (1) year after the termination or expiration of this Agreement, CLIENT agrees that it will not hire as an employee or independent contractor any member of CATO RESEARCH’s personnel that has participated in the performance of CRO Services under this Agreement without CATO RESEARCH’s written permission and payment of a fee. CLIENT will pay CATO RESEARCH a fee equal to the hired person’s annual salary in effect at the time of the violation to reimburse the estimated costs of hiring and training replacement personnel. Such fee shall be paid to CATO RESEARCH in cash no later than thirty (30) days after the date on which such employee begins employment or contractual work with CLIENT.
12. Indemnification.
     12.1 CLIENT shall indemnify, defend and hold harmless CATO RESEARCH and its Affiliates, and the directors, officers, employees and agents of CATO RESEARCH and its Affiliates (each a “CATO RESEARCH Indemnified Party”), from and against all liability, loss, costs, claims, damages, expenses, judgments, awards, and settlements, including, without limitation, actual attorneys’ fees or expenses charged by counsel of the Indemnified Party’s choosing (whether or not these are covered by insurance), whether in tort or in contract, law or equity, that a CATO RESEARCH Indemnified Party may incur by reason of or arising out of any claim made or response in any legal proceeding directly or indirectly resulting from or related to (a) CATO RESEARCH’s CRO Services, including deliverables, under this Agreement; (b) infringement of, or related to, any intellectual property or proprietary rights of a third party in relation to CLIENT’s Products, programs, procedures, materials, data, or other information used by or on behalf of, or furnished by or on behalf of, CLIENT in connection with this Agreement or CATO RESEARCH’s CRO Services under this Agreement; (c) material breach of this Agreement by CLIENT or any other person for whose actions CLIENT is liable under applicable law; (d) the negligence, intentional misconduct or intentional omission of CLIENT or any employee, contractor, agent or representative of CLIENT; and (e) any request for deposition, documents, or other information legally compelled, including, without limitation, by subpoena or by agreement made in lieu of subpoena, in connection with CLIENT’s litigation, arbitration or other proceeding with any third party; provided, however, that this indemnification shall not extend to any claims arising out of (i) breach of this Agreement by CATO RESEARCH or any other person for whose actions CATO RESEARCH is liable under applicable law, (ii) the violation by CATO RESEARCH, its directors, officers, employees or agents, of applicable law or other governmental requirement, or (iii) the negligence, intentional misconduct or intentional omission of CATO RESEARCH or its directors, officers, employees, contractors, agents or representatives.
     12.2 CATO RESEARCH shall indemnify, defend and hold harmless CLIENT, its Affiliates, and the directors, officers, employees and agents of CLIENT and its Affiliates (each a “CLIENT Indemnified Party”) from and against all liability, loss, costs, claims, damages, expenses, judgments, awards, and settlements, including, without limitation, actual attorneys’ fees and expenses (whether or not covered by insurance), whether in tort or in contract, law or equity, that a CLIENT Indemnified Party may reasonably incur by reason of or arising out of any claim made by a third party resulting from or related to (a) the negligence, intentional misconduct or intentional omission of CATO RESEARCH or any employee, contractor, agent or representative of CATO RESEARCH; (b) the material breach of this Agreement by CATO RESEARCH or any other person for whose actions CATO RESEARCH is liable under applicable law; or (c) the violation by CATO RESEARCH, its directors, officers, employees or agents, of applicable law or other governmental requirement; provided, however, that this indemnification shall not extend to any claims arising out of: (i) breach of this Agreement by CLIENT or any other person for whose actions CLIENT is liable under applicable law; (ii) the violation by CLIENT, its directors, officers, employees or agents, of applicable law or other governmental requirement; or (iii) the negligence, intentional misconduct or intentional omission of CLIENT or its directors, officers, employees, contractors, agents or representatives. Notwithstanding the foregoing, the Parties hereby acknowledge and agree that CATO

RESEARCH shall not be liable for, and this Section 12.2 shall not require CATO RESEARCH to provide indemnification with respect to, the actions or omissions of any third party whom CATO RESEARCH hires at CLIENT’s request to provide services hereunder.
13. Insurance.
     13.1 CLIENT shall secure and maintain in full force and effect, at no cost to CATO RESEARCH, its Affiliates, and their respective officers, directors and employees (collectively, “CATO RESEARCH Insureds”), customary insurance coverage for all CLIENT Products and clinical trials or other projects related to CRO Services, including, without limitation, products liability, general liability, and related insurance coverage with policy limits in an amount CLIENT’s senior management reasonably determines to be sufficient to support CLIENT’s indemnification obligations hereunder. Upon completing each clinical trial for which CATO RESEARCH provides CRO Services (each, an “Agreement Clinical Trial”), CLIENT also shall maintain in full force and effect, at no cost to the CATO RESEARCH Insureds, an extended reporting policy for a term of no less than three (3) years after completion of each Agreement Clinical Trial, which policy shall cover claims first made and/or reported after completion of such Agreement Clinical Trial.
     13.2 CLIENT’s shall use reasonable efforts to cause CLIENT’s insurance policy(ies) to name the CATO RESEARCH Insureds as additional named insureds and shall indicate that the policy will not be canceled or changed until thirty (30) days after written notice of such cancellation or change is delivered to CATO RESEARCH.
14. Limitation of Liability. Except as set forth in this Agreement, CATO RESEARCH makes no warranty, either express or implied, including the warranties of merchantability, fitness for a particular purpose, title and non-infringement as to any matter, including, but not limited to, the CRO Services, results of CRO Services, deliverables, reports, analyses, documents, memoranda, or other matter produced or provided under this Agreement. CLIENT agrees that, regardless of the form of any claim, CLIENT’s sole remedy and CATO RESEARCH’s sole obligation with respect to any claims made related to or arising out of this Agreement shall be governed by this Agreement and, in all cases, CLIENT’s remedies shall be limited to, at CATO RESEARCH’s option, correction of the non-conforming CRO Services or reimbursement of payments (excluding payments for Expenses) made by CLIENT to CATO RESEARCH for such non-conforming CRO Services under the applicable Work Order during the six (6) month period immediately preceding the event for which the claim is made. It is expressly agreed that in no event shall CATO RESEARCH or anyone else who has been involved in the performance of this Agreement on behalf of CATO RESEARCH be liable for any indirect, consequential, incidental, special, punitive, or exemplary damages arising from any legal theory, even if such person had been apprised of the likelihood of such damages occurring; provided that this shall not limit CATO RESEARCH’s obligations under Section 12 hereof.
15. Investigator Funds.
     15.1 CATO RESEARCH may, at CLIENT’s request, disburse payments to investigators conducting a clinical study (each, an “Investigator”) for which CATO RESEARCH is providing CRO Services to CLIENT. CATO RESEARCH will disburse all such payments (each, an “Investigator Fee”) in accordance with the provisions of the agreement between CLIENT and the Investigator (each, an “Investigator Agreement”). CATO RESEARCH agrees that it will not unreasonably withhold any Investigator Fee and it will not impose additional restrictions on the terms of payment for the Investigator Fee set forth in the Investigator Agreement.

     15.2 CLIENT shall provide CATO RESEARCH with the funds to pay each Investigator Fee prior to the date on which CATO RESEARCH is scheduled to disburse such Investigator Fee. If CLIENT does not provide the funds to CATO RESEARCH, then CATO RESEARCH will not disburse such Investigator Fee until it receives the funds from CLIENT. In such event, CLIENT shall be deemed to have released CATO RESEARCH from all legal liability and to have covenanted not to sue CATO RESEARCH on any claims related to failure to disburse the Investigator Fee.
     15.3 If CLIENT provides CATO RESEARCH with funds in excess of the total Investigator Fees disbursed by CATO RESEARCH, then CATO RESEARCH shall prepare and send a reconciliation of such funds to CLIENT within ninety (90) days after the early termination or expiration of the Work Order under which CATO RESEARCH was disbursing such Investigator Fees and, upon CLIENT’s approval of the reconciliation, CATO RESEARCH shall return all excess funds to CLIENT.
16. Regulatory Audits. CATO RESEARCH will, on no less than two (2) weeks’ notice, during regular business hours, permit a regulatory auditor qualified by education, training, and experience, and who is acceptable to CATO RESEARCH, to have access to CATO RESEARCH’s records pertaining to the CRO Services provided pursuant to this Agreement for the purpose of auditing and verifying such CRO Services. The auditor shall report to CLIENT only those facts and conclusions from the audit that are directly related to CLIENT’s interests. CLIENT shall bear the cost of any audit and CLIENT shall, in addition to any other payment obligations under this Agreement, pay CATO RESEARCH on a time and materials basis at its current rates for the CATO RESEARCH personnel assigned to supervise such audit and any other CATO RESEARCH personnel who are required to participate in such audit. All information obtained from an audit shall be Confidential Information.
17. Force Majeure; Other Delays.
     17.1 In the event that either party shall be delayed in, hindered in, or prevented from the performance of any act required under this Agreement by reason of strike, lockout, labor problems, restrictions of government, judicial orders or decrees, riots, insurrection, terrorism, war, acts of God, inclement weather, or other causes that are beyond the reasonable control of such party, then performance of such act shall be excused until the cause is remedied. The delayed party shall use commercially reasonable efforts to resume performance as soon as possible.
     17.2 CATO RESEARCH will not be liable to CLIENT nor be deemed to have breached this Agreement for errors, delays or other consequences arising from the failure of CLIENT or any third party not under CATO RESEARCH’s direct control to provide documents, materials or information in a timely manner or to otherwise cooperate in order for CATO RESEARCH to perform its obligations, and any such failure by CLIENT or any third party not under CATO RESEARCH’s direct control shall automatically extend any timelines affected by such failure to provide documents, materials, information or cooperation by the period of the delay, unless CLIENT agrees in writing to pay any additional costs that would be required to meet the original timeline. If CLIENT or any third party providing services to CLIENT delays or suspends a project hereunder then, at CATO RESEARCH’s election, either (a) CLIENT will pay the standard daily rate of the CATO RESEARCH personnel assigned to the project, based on the percentage of their time allocated to the project, for the period of the delay, in order to keep the then-current team members; or (b) CATO RESEARCH may re-allocate such personnel at its discretion, and CLIENT will pay the costs of retraining or reallocating new personnel. In addition, CLIENT will reimburse CATO

RESEARCH for all non-cancelable costs and Expenses incurred due to the delay and all timelines will automatically be adjusted to reflect additional time required due to the delay.
18. Independent Contractor. CATO RESEARCH shall perform CRO Services as an independent contractor and not as CLIENT’s agent, representative or employee. Neither Party has authority to make any statement, representation, or commitment of any kind nor to take any action binding on the other Party without the other Party’s prior written consent.
19. Use of CLIENT’s Name. CLIENT agrees that CATO RESEARCH may use CLIENT’s name as a reference for prospective clients or in literature relating to CATO RESEARCH’s capabilities, provided that such use does not violate Section 7 above.
20. Notification. Any notices given hereunder shall be in writing and shall be deemed to have been given on the earlier of personal receipt by an authorized representative of the Party, or receipt at the Party’s notice address. Notice may be given by any reliable means including, without limitation, by mail, overnight courier, facsimile, electronic mail, or personal delivery. All notices shall be sent to a Party at its address set forth on the signature page of this Agreement, or to such other address as is given by notice to the other Party.
21. Waiver. No waiver of any right or remedy with respect to any occurrence or event shall be valid unless it is in writing and executed by the waiving Party. No such valid waiver shall be deemed a waiver of such right or remedy with respect to such occurrence or event on a continuing basis or in the future unless the waiver states that it is intended to apply continuously or to future events. A waiver shall not excuse a subsequent breach of the same term, unless the waiver so states.
22. Severability. If any provisions of this Agreement are determined to be invalid or unenforceable, those provisions shall be reformed to the extent necessary to comply with law and the parties’ intent, or struck if necessary, and the validity and effect of the other provisions of this Agreement shall not be affected.
23. Governing Law; Jurisdiction. This Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of Delaware. No conflict-of-laws provision shall be invoked to permit application of the laws of any other jurisdiction. All claims under this Agreement shall be brought in a judicial district that includes New Castle County, Delaware and the Parties consent to the jurisdiction of such court.
24. Dispute Resolution. Any controversy, claim or dispute arising out of, in connection with or relating to this Agreement shall be resolved by binding arbitration pursuant to Exhibit A, with the arbitrator following the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) (the “Rules”) in effect as of the day the arbitration demand is made. It is the intention of the Parties to resolve any such controversy, claim or dispute by private arbitration without submitting the matter to the AAA. In the event of any inconsistency between the Rules and Exhibit A, Exhibit A shall control. Notwithstanding the foregoing, if damages for a breach are not likely to be an adequate remedy, then either Party shall bring an injunction proceeding before a court of equity in a judicial district that includes New Castle County, Delaware. The Parties hereby consent to the jurisdiction of such court.
25. Survival. The representations and warranties of the Parties in Section 10 shall survive the events to which they relate and survive the expiration or earlier termination of this Agreement and the rights and obligations of the Parties set forth in Sections 4, 5, 7, 8, 9, 11, 12, 13, 14, 19, 23, 24, 25 and 26 shall survive expiration or earlier termination of this Agreement.

26. Client Obligations. CLIENT shall undertake the following obligations with respect to the performance of this Agreement, in addition to any other obligations outlined in the applicable Work Order, and failure to perform such obligations shall constitute a material breach of this Agreement.
     (a) CLIENT shall use commercially reasonable efforts to deliver all information and materials required for CATO RESEARCH’s performance of CRO Services in accordance with mutually agreed upon timelines.
     (b) CLIENT shall immediately apprise CATO RESEARCH of any safety concerns or serious adverse events related to a Product that is the subject of the CRO Services.
     (c) CLIENT shall use commercially reasonable efforts to not take any actions or participate in any activities that are intended to or can be reasonably expected to disrupt or interfere with CATO RESEARCH’s obligations under this Agreement.
27. Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party, which shall not be unreasonably withheld; provided, however, that either Party may assign this Agreement in connection with a merger or the sale of all or substantially all of the assigning Party’s assets or stock on the condition that such assignment shall be solely to the acquirer or purchaser of the assigning Party and such acquirer or purchaser must assume the assigning Party’s obligations under this Agreement. Notwithstanding the foregoing, CATO RESEARCH may arrange for its Affiliates to perform CRO Services under this Agreement, with the understanding that CATO RESEARCH will remain legally responsible for such CRO Services.
28. Freedom to Contract. Except with respect to CRO Services for which CLIENT specifically hires CATO RESEARCH to perform under this Agreement, (a) CLIENT is not required to use CATO RESEARCH for any specific work; (b) CLIENT is free to retain others to perform the same or similar CRO Services as offered by CATO RESEARCH; (c) CATO RESEARCH is not required to provide any CRO Services to CLIENT; and (d) CATO RESEARCH is free to provide CRO Services to other clients that are similar to CRO Services provided to CLIENT.
29. Entire Agreement. Exhibits to this Agreement and Work Orders are incorporated into and made a part of this Agreement. This Agreement, including the incorporated Exhibits and Work Orders, constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes all prior agreements, whether written or oral, relating to the subject matter hereof. Except as otherwise authorized herein, changes, modifications, and amendments shall be valid only if made in writing and signed by both Parties. To be effective, any agreement between the Parties purporting to amend a term of this Agreement must specifically identify that term’s Section number and state the Parties’ specific intent to amend that term. CATO RESEARCH’s entry into this Agreement is expressly made conditional on CLIENT’s agreement to the terms set forth herein, not those in any purchase order, confirmation, or similar form, and CLIENT agrees that any additional or different terms in any such form, now or in the future, are void even if the form indicates that it shall control.
30. Execution of Agreement. This Agreement shall be void if it is not signed and returned to CATO RESEARCH within thirty (30) days after the date written above. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

31. Facsimile Signatures. Facsimile signatures shall be accepted as originals for the purposes of this Agreement and any and all Work Orders executed hereunder.

The Parties have executed this Agreement as of the date first written above.

CATO RESEARCH:		CLIENT:
	Cato Research Ltd.		Sontra Medical Corporation
	4364 South Alston Avenue		10 Forge Parkway
	Durham, North Carolina 27713-2280		Franklin, Massachusetts 02141

By:	/s/ Allen Cato	By:	/s/ Harry G. Mitchell

Name:	Allen Cato	Name:	Harry G. Mitchell

Title:	President	Title:	Interim CEO

EXHIBIT A
ARBITRATION PROCEDURES
In the event of arbitration under Section 23, the following rules shall apply:
1. Location and Language. The location of the arbitration shall be in New Castle County, Delaware. The arbitration shall be conducted in English and any findings and/or decisions shall be rendered in English.
2. Selection of Arbitrator. The arbitration shall be conducted by one arbitrator who is independent and disinterested with respect to the parties, this Agreement, and the outcome of the arbitration (a “neutral arbitrator”). If the parties can not agree on a neutral arbitrator, then each party shall select a neutral arbitrator, who together shall select a third neutral arbitrator to conduct the arbitration. The arbitrator will be selected with consideration given to his or her experience with disputes of the type being submitted (e.g., the nature of the claim and the technology involved) and will, if possible, be a former judge. It is the intent of the parties that the final arbitrator be selected within thirty (30) days after the arbitration demand is first made.
3. Case Management. Prompt resolution of any dispute is important to both parties and the parties agree that the arbitration of any dispute shall be conducted expeditiously. The arbitrator is instructed and directed to assume case management initiative and control over the arbitration process (including scheduling of events, pre-hearing discovery and activities, and the conduct of the hearing), in order to complete the arbitration as expeditiously as is reasonably practical to obtain a just resolution of the dispute.
4. Remedies. The arbitrator shall follow and apply the applicable law. The arbitrator shall grant such legal or equitable remedies and relief in compliance with applicable law that the arbitrator deems just and equitable, but only to the extent that such remedies or relief could be granted by a state or federal court and as otherwise limited by the terms in this Agreement. No punitive damages may be awarded by the arbitrator. No court action may be maintained seeking punitive damages.
5. Expenses. The expenses of the arbitration, including the arbitrator’s fees, expert witness fees, and attorney’s fees, may be awarded to the prevailing party, in the discretion of the arbitrator, or may be apportioned between the parties in any manner deemed appropriate by the arbitrator. Unless and until the arbitrator decides that one party is to pay for all (or a share) of such expenses, both parties shall share equally in the payment of the arbitrator’s fees as and when billed by the arbitrator.
6. Confidentiality. The parties shall keep confidential the fact of the arbitration, the dispute being arbitrated, and the decision of the arbitrator. Notwithstanding the foregoing, (a) the parties may disclose information about the arbitration to persons who have a need to know, such as directors, trustees, management employees, witnesses, experts, investors, attorneys, lenders, insurers, and others who may be directly affected; (b), if a party has stock that is publicly traded, the party may make such disclosures as are required by applicable securities laws or listing rules; and (c) if a party is expressly asked by a third party about the dispute or the arbitration, the party may disclose and acknowledge in general and limited terms that there is a dispute with the other party which is being (or has been) arbitrated.